Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation
Sparton Corporation Releases Third Quarter Fiscal 2003 Results

JACKSON, Mich.-May 6, 2003—Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announces the financial results for the third quarter and nine months ended March 31, 2003.

Sales for the three months ended March 31, 2003 were $40,841,000, an increase of $5,871,000 (17%) over the same period a year ago. This increase reflects strong sales in homeland security related products, avionics, and medical markets. Sales in our other markets, including government, declined. The majority of the sales increase came from new customers or programs. Sales for the nine months ended March 31, 2003, were $120,889,000, an increase of $4,043,000 (3%) from last year. Sparton continues to see fluctuations with production schedules as customers react to these uncertain economic times. In this environment, we continue to closely monitor and control our own costs and expenses.

Operating income of $801,000 and $8,826,000 was reported for the three months and nine months ended March 31, 2003, respectively, compared to $742,000 and $2,621,000 for the same periods last year. Included in 2003 operating income for the nine months was the $5,500,000 recovery of certain remediation costs negotiated this year. It reflects Sparton’s settlement with the United States Department of Energy and others regarding reimbursement of costs incurred at the Company’s Sparton Technology, Inc. Coors Road EPA site.

The Company reported net income of $671,000 ($0.08 per share) and $6,427,000 ($0.80 per share) for the three months and nine months ended March 31, 2003, versus $534,000 ($0.07 per share) and $1,871,000 ($0.23 per share) for the corresponding periods last year. The aggregate government EMS backlog was approximately $60 million at March 31, 2003. We remain financially strong with no bank debt.

Sparton was the recipient of several 2003 Service Excellence Awards for Electronic Manufacturing Service providers during this past quarter. Circuits Assembly magazine announced the awards at the APEX 2003 conference in Anaheim, CA. Competitors were categorized based on annual revenues. Sparton won five of the six awards available in the medium-company category — companies with revenues between $100 and $500 million in annual sales. Participants were rated by their own customers on a scale of 1 (poor) to 5 (superior) in five service categories: dependability/timely delivery; manufacturing quality; responsiveness to requests and changes; technology, and value for the price. Sparton won all five individual categories of service excellence. Since 1998, Sparton has been recognized as a top-quality service EMS provider three years out of the last four available competitions.

For more information, please contact Rhonda Aldrich, Sparton Corporation at (517) 787-8600 or visit the Sparton website at http://www.sparton.com/.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Nine-Month Periods ended March 31, 2003 and 2002

	Three-Month Periods		Nine-Month Periods
	2003	2002	2003	2002
Net sales	$40,841,367	$34,970,080	$120,888,569	$116,845,979
Costs of goods sold	36,701,515	31,241,349	107,219,388	104,572,461

	4,139,852	3,728,731	13,669,181	12,273,518
Selling and administrative (income) expense:
Selling and administrative	3,332,782	2,855,790	10,066,411	9,221,208
EPA related — net	6,242	130,787	(5,223,320)	431,260

	3,339,024	2,986,577	4,843,091	9,652,468

Operating income	800,828	742,154	8,826,090	2,621,050
Other income (expense):
Interest and investment income	188,192	82,967	489,849	325,935
Equity income (loss) in investment	29,000	(71,250)	(28,000)	(213,750)
Other — net	(60,490)	136,363	(107,141)	362,623

	156,702	148,080	354,708	474,808

Income before income taxes	957,530	890,234	9,180,798	3,095,858
Provision for income taxes	287,000	356,000	2,754,000	1,225,000

Net income	$670,530	$534,234	$6,426,798	$1,870,858

Basic and diluted earnings per share	$0.08	$0.07	$0.80	$0.23

Cash dividends	-0-	$-0-	$-0-	$-0-

See accompanying notes.

Notes:

1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month and nine-month periods, average shares outstanding were 7,901,456 and 7,674,388 in 2003, and 7,559,817 and 7,565,530 in 2002. Average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared January 10, 2003. Differences in the weighted average number of shares outstanding for purposes of computing diluted earnings per share were due to the inclusion of employee incentive stock options. These differences in the calculation of basic and diluted earnings per share were not material.

3.	The financial results for the nine month period ended March 31, 2003 include the impact ($5,500,000) of the previously announced settlement with various governmental agencies, to recover costs associated with its Coors Road remediation efforts in Albuquerque, New Mexico.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet as of March 31, 2003 (Unaudited)

Current assets	$95,028,639
Miscellaneous receivables and other assets	9,002,097
Property, plant, and equipment – net	8,632,884

TOTAL ASSETS	$112,663,620

Current liabilities	$17,145,545
Environmental remediation	7,092,887
Shareowners’ equity:
Common stock – 7,943,671 shares outstanding	9,929,589
Capital in excess of par value	3,015,989
Accumulated other comprehensive income	181,941
Retained earnings	75,297,669

Total shareowners’ equity	88,425,188

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$112,663,620

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “believe,” “anticipate,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in the Company’s Form 10-Q for the quarter ended March 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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